EXHIBIT 10.1

AIA® Document A133TM – 2009

Standard Form of Agreement Between Owner and Construction Manager as Constructor where the basis of payment is the Cost of the Work Plus a Fee with a Guaranteed Maximum Price

AGREEMENT made as of the First day of August in the year Two Thousand and Eleven
(In words, indicate day, month and year.)

BETWEEN the Owner:
(Name, legal status and address)

Kansas Star Casino, LLC
600 Star Brewery Drive, Suite 110
Dubuque, Iowa  52001»

and the Construction Manager:
(Name, legal status and address)

Conlon Construction Co.
1100 Rockdale Road (52003)
P. O. Box 3400
Dubuque, Iowa  52004-3400»

for the following Project:
(Name and address or location)

Kansas Star Casino, Hotel & Event Center – Phase 1B
Highways K53 and US 81
Mulvane, Kansas  67110»

The Architect:
(Name, legal status and address)

YWS Architects
5005 West Patrick Lane
Las Vegas, Nevada  89118»

The Owner’s Designated Representative:
(Name, address and other information)

Mike Spainhour, Executive Director of Construction & Development
5055 W. Patrick Lane, Suite 104
Las Vegas, Nevada  89118

The Construction Manager’s Designated Representative:
(Name, address and other information)

Ben Roush
Conlon Construction Co.
1100 Rockdale Road
Dubuque, Iowa  52003
Telephone Number: 563.583.1724
Fax Number: 563.583.2162
Mobile Number: 563.599.6154
Email Address: broush@conlonco.com»

The Architect’s Designated Representative:
(Name, address and other information)

Rob Holtfreter»
YWS Architects
5005 West Patrick Lane
Las Vegas, Nevada  89118
Telephone Number: 702.243.5670
Fax Number: 702.255.3011
Mobile Number: 702.328.3879
Email Address: rholtfreter@ywsarchitects.com»

The Owner and Construction Manager agree as follows.

TABLE OF ARTICLES

1	GENERAL PROVISIONS

2	CONSTRUCTION MANAGER’S RESPONSIBILITIES

3	OWNER’S RESPONSIBILITIES

4	COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

5	COMPENSATION FOR CONSTRUCTION PHASE SERVICES

6	COST OF THE WORK FOR CONSTRUCTION PHASE

7	PAYMENTS FOR CONSTRUCTION PHASE SERVICES

8	INSURANCE AND BONDS

9	DISPUTE RESOLUTION

10	TERMINATION OR SUSPENSION

11	MISCELLANEOUS PROVISIONS

12	SCOPE OF THE AGREEMENT

ARTICLE 1   GENERAL PROVISIONS
§ 1.1 The Contract Documents
The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to the execution of this Agreement, other documents listed in this Agreement, and Modifications issued after execution of this Agreement, all of which form the Contract and are as fully a part of the Contract as if attached to this Agreement or repeated herein. Upon the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal, the Contract Documents will also include the documents described in Section 2.2.3 and identified in the Guaranteed Maximum Price Amendment and revisions prepared by the Architect and furnished by the Owner as described in Section 2.2.8. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. If anything in the other Contract Documents, other than a Modification, is inconsistent with this Agreement, this Agreement shall govern.

§ 1.2 Relationship of the Parties
The Construction Manager accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Construction Manager’s skill and judgment in furthering the interests of the Owner; to furnish efficient construction administration, management services and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests. The Owner agrees to furnish or approve, in a timely manner, information required by the Construction Manager and to make payments to the Construction Manager in accordance with the requirements of the Contract Documents.

§ 1.3 General Conditions
For the Preconstruction Phase, AIA Document A201™–2007, General Conditions of the Contract for Construction, shall apply only as specifically provided in this Agreement. For the Construction Phase, the general conditions of the contract shall be as set forth in A201–2007, which document is incorporated herein by reference. The term “Contractor” as used in A201–2007 shall mean the Construction Manager.

ARTICLE 2   CONSTRUCTION MANAGER’S RESPONSIBILITIES
The Construction Manager’s Preconstruction Phase responsibilities are set forth in Sections 2.1 and 2.2. The Construction Manager’s Construction Phase responsibilities are set forth in Section 2.3. The Owner and Construction Manager may agree, in consultation with the Architect, for the Construction Phase to commence prior to completion of the Preconstruction Phase, in which case, both phases will proceed concurrently. The Construction Manager shall identify a representative authorized to act on behalf of the Construction Manager with respect to the Project.

§ 2.1 Preconstruction Phase
§ 2.1.1 The Construction Manager shall provide a preliminary evaluation of the Owner’s program, schedule and construction budget requirements, each in terms of the other.

§ 2.1.2 Consultation
The Construction Manager shall schedule and conduct meetings with the Architect and Owner to discuss such matters as procedures, progress, coordination, and scheduling of the Work. The Construction Manager shall advise the Owner and the Architect on proposed site use and improvements, selection of materials, and building systems and equipment. The Construction Manager shall also provide recommendations consistent with the Project requirements to the Owner and Architect on constructability; availability of materials and labor; time requirements for procurement, installation and construction; and factors related to construction cost including, but not limited to, costs of alternative designs or materials, preliminary budgets, life-cycle data, and possible cost reductions.

§ 2.1.3 When Project requirements in Section 3.1.1 have been sufficiently identified, the Construction Manager shall prepare and periodically update a Project schedule for the Architect’s review and the Owner’s acceptance. The Construction Manager shall obtain the Architect’s approval for the portion of the Project schedule relating to the performance of the Architect’s services. The Project schedule shall coordinate and integrate the Construction Manager’s services, the Architect’s services, other Owner consultants’ services, and the Owner’s responsibilities and identify items that could affect the Project’s timely completion. The updated Project schedule shall include the following: submission of the Guaranteed Maximum Price proposal; components of the Work; times of commencement and completion required of each Subcontractor; ordering and delivery of products, including those that must be ordered well in advance of construction; and the occupancy requirements of the Owner.

§ 2.1.4 Phased Construction
The Construction Manager shall provide recommendations with regard to accelerated or fast-track scheduling, procurement, or phased construction. The Construction Manager shall take into consideration cost reductions, cost information, constructability, provisions for temporary facilities and procurement and construction scheduling issues.

§ 2.1.5 Preliminary Cost Estimates
§ 2.1.5.1 Based on the preliminary design and other design criteria prepared by the Architect, the Construction Manager shall prepare preliminary estimates of the Cost of the Work or the cost of program requirements using area, volume or similar conceptual estimating techniques for the Architect’s review and Owner’s approval. If the Architect or Construction Manager suggest alternative materials and systems, the Construction Manager shall provide cost evaluations of those alternative materials and systems.

§ 2.1.5.2 As the Architect progresses with the preparation of the Schematic Design, Design Development and Construction Documents, the Construction Manager shall prepare and update, at appropriate intervals agreed to by the Owner, Construction Manager and Architect, estimates of the Cost of the Work of increasing detail and refinement and allowing for the further development of the design until such time as the Owner and Construction Manager agree on a Guaranteed Maximum Price for the Work. Such estimates shall be provided for the Architect’s review and the Owner’s approval. The Construction Manager shall inform the Owner and Architect when estimates of the Cost of the Work exceed the latest approved Project budget and make recommendations for corrective action.

§ 2.1.6 Subcontractors and Suppliers
The Construction Manager shall develop bidders’ interest in the Project.

§ 2.1.7 The Construction Manager shall prepare, for the Architect’s review and the Owner’s acceptance, a procurement schedule for items that must be ordered well in advance of construction. The Construction Manager shall expedite and coordinate the ordering and delivery of materials that must be ordered well in advance of construction. If the Owner agrees to procure any items prior to the establishment of the Guaranteed Maximum Price, the Owner shall procure the items on terms and conditions mutually acceptable to the Construction Manager and the Owner. Upon the establishment of the Guaranteed Maximum Price, the Owner shall assign all contracts for these items to the Construction Manager and the Construction Manager shall thereafter accept responsibility for them.

§ 2.1.8 Extent of Responsibility
The Construction Manager shall exercise reasonable care and shall comply with all applicable professional standards in preparing schedules and estimates. The Construction Manager, however, does not warrant or guarantee estimates and schedules except as may be included as part of the Guaranteed Maximum Price. The Construction Manager is not required to ascertain that the Drawings and Specifications are in accordance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, but the Construction Manager shall promptly report to the Architect and Owner any nonconformity discovered by or made known to the Construction Manager as a request for information in such form as the Architect may require.

§ 2.1.9 Notices and Compliance with Laws
The Construction Manager shall comply with applicable laws, statutes, ordinances, codes, rules and regulations, applicable professional standards, and lawful orders of public authorities applicable to its performance under this Contract, and with equal employment opportunity programs, and other programs as may be required by governmental and quasi governmental authorities for inclusion in the Contract Documents.

§ 2.2 Guaranteed Maximum Price Proposal and Contract Time
§ 2.2.1 At a time to be mutually agreed upon by the Owner and the Construction Manager and in consultation with the Architect, the Construction Manager shall prepare a Preliminary Guaranteed Maximum Price proposal for the Owner’s review and acceptance. The Preliminary Guaranteed Maximum Price in the proposal shall be the sum of the Construction Manager’s estimate of the Cost of the Work, including contingencies described in Section 2.2.4, and the Construction Manager’s Fee.

§ 2.2.2 To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Construction Manager shall provide in the Preliminary Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.

§ 2.2.3 The Construction Manager shall include with the Preliminary Guaranteed Maximum Price proposal a written statement of its basis, which shall include the following:
.1	A list of the Drawings and Specifications, including all Addenda thereto, and the Conditions of the Contract; Attached hereto as Exhibit A;
.2
A list of the clarifications and assumptions made by the Construction Manager in the preparation of the Guaranteed Maximum Price proposal, including assumptions under Section 2.2.2, to supplement the information provided by the Owner and contained in the Drawings and Specifications; Attached hereto as Exhibit B

.3
A statement of the Preliminary Guaranteed Maximum Price, including a statement of the estimated Cost of the Work organized by trade categories or systems, allowances, contingency, and the Construction Manager’s Fee; Attached hereto as Exhibit C;

.4
The anticipated date of Substantial Completion upon which the proposed Preliminary Guaranteed Maximum Price is based is November 09, 2012, Preliminary Schedule dated July 19, 2011, attached hereto as Exhibit D;

.5       Final GMP:  Within 45 days after the date the Architect issues the Interior Build-Out Package (constituting the final and complete set of Drawings).  The CM will submit to the Owner the final GMP Proposal for approval.
          When approved by the Owner, the Contract amount will be adjusted by Change Order.

§ 2.2.4 In preparing the Construction Manager’s Preliminary and Final Guaranteed Maximum Price proposal, the Construction Manager shall include its contingency for the Construction Manager’s exclusive use to cover those costs considered reimbursable as the Cost of the Work but not included in a Change Order.  Any contingency costs over or projected to be over 50K requires owner approval.  Contractor to maintain a contingency draw log for all contingency line items in the schedule of values that will be submitted with each monthly pay application.

§ 2.2.5 The Construction Manager shall meet with the Owner and Architect to review the Guaranteed Maximum Price proposal. In the event that the Owner and Architect discover any inconsistencies or inaccuracies in the information presented, they shall promptly notify the Construction Manager, who shall make appropriate adjustments to the Guaranteed Maximum Price proposal, its basis, or both.

.1           The Preliminary GMP based on Items 1 – 4 above is $44,141,633.00.
.2           Liquidated Damages in the amount of $10,000/day will be assessed against the Construction
 Manager  starting 1/15/13, if Phase 1B is not substantially complete by 1/15/13.

§ 2.2.6 If the Owner notifies the Construction Manager that the Owner has accepted the Preliminary Guaranteed Maximum Price proposal in writing before the date specified in the Preliminary Guaranteed Maximum Price proposal, the Preliminary Guaranteed Maximum Price proposal shall be deemed effective without further acceptance from the Construction Manager. Following acceptance of a Preliminary Guaranteed Maximum Price, the Owner and Construction Manager shall execute the Preliminary Guaranteed Maximum Price Amendment amending this Agreement, a copy of which the Owner shall provide to the Architect. The Preliminary Guaranteed Maximum Price Amendment shall set forth the agreed upon Preliminary Guaranteed Maximum Price with the information and assumptions upon which it is based.

§ 2.2.7 The Construction Manager shall not incur any cost to be reimbursed as part of the Cost of the Work prior to the commencement of the Construction Phase, unless the Owner provides prior written authorization for such costs.

§ 2.2.8 The Owner shall authorize the Architect to provide the revisions to the Drawings and Specifications to incorporate the agreed-upon assumptions and clarifications contained in the Preliminary Guaranteed Maximum Price Amendment. The Owner shall promptly furnish those revised Drawings and Specifications to the Construction Manager as they are revised. The Construction Manager shall notify the Owner and Architect of any inconsistencies between the Preliminary Guaranteed Maximum Price Amendment and the revised Drawings and Specifications.

§ 2.2.9 The Construction Manager shall include in the Preliminary and Final Guaranteed Maximum Price all sales, consumer, use and similar taxes for the Work provided by the Construction Manager that are legally enacted, whether or not yet effective, at the time the Guaranteed Maximum Price Amendment is executed.

§ 2.3 Construction Phase
§ 2.3.1 General
§ 2.3.1.1 For purposes of Section 8.1.2 of A201–2007, the date of commencement of the Work shall mean the date of commencement of the Construction Phase.

§ 2.3.1.2 The Construction Phase shall commence upon the Owner’s acceptance of the Construction Manager’s Preliminary Guaranteed Maximum Price proposal or the Owner’s issuance of a Notice to Proceed, whichever occurs earlier.

§ 2.3.2 Administration
§ 2.3.2.1 Those portions of the Work that the Construction Manager does not customarily perform with the Construction Manager’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Construction Manager. The Owner may designate specific persons from whom, or entities from which, the Construction Manager shall obtain bids. The Construction Manager shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect and Owner. The Owner shall then determine, with the advice of the Construction Manager and the Architect, which bids will be accepted. The Construction Manager shall not be required to contract with anyone to whom the Construction Manager has reasonable objection.

§ 2.3.2.2 If the Guaranteed Maximum Price has been established and when a specific bidder (1) is recommended to the Owner by the Construction Manager, (2) is qualified according to established industry standards to perform that portion of the Work, and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions and (4) is not a “related party” according to Section 6, but the Owner requires that another bid be accepted, then the Construction Manager may require that a Change Order be issued to adjust the Contract Time and the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Construction Manager and the amount and time requirement of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

§ 2.3.2.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner. If the Subcontract is awarded on a cost-plus a fee basis, the Construction Manager shall provide in the Subcontract for the Owner to receive the same audit rights with regard to the Subcontractor as the Owner receives with regard to the Construction Manager in Section 6.11 below.

§ 2.3.2.4 If the Construction Manager recommends a specific bidder that may be considered a “related party” according to Section 6.10, then the Construction Manager shall promptly notify the Owner in writing of such relationship and notify the Owner of the specific nature of the contemplated transaction, according to Section 6.10.2.

§ 2.3.2.5 The Construction Manager shall schedule and conduct meetings to discuss such matters as procedures, progress, coordination, scheduling, and status of the Work. The Construction Manager shall prepare and promptly distribute minutes to the Owner and Architect.

§ 2.3.2.6 Upon the execution of the Guaranteed Maximum Price Amendment, the Construction Manager shall prepare and submit to the Owner and Architect a construction schedule for the Work and submittal schedule in accordance with Section 3.10 of A201–2007.

§ 2.3.2.7 The Construction Manager shall record the progress of the Project. On a monthly basis, or otherwise as agreed to by the Owner, the Construction Manager shall submit written progress reports to the Owner and Architect, showing percentages of completion and other information required by the Owner. The Construction Manager shall also keep, and make available to the Owner and Architect, a daily log containing a record for each day of weather, portions of the Work in progress, number of workers on site, identification of equipment on site, problems that might affect progress of the work, accidents, injuries, and other information required by the Owner.

§ 2.3.2.8 The Construction Manager shall develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. The Construction Manager shall identify variances between actual and estimated costs and report the variances to the Owner and Architect and shall provide this information in its monthly reports to the Owner and Architect, in accordance with Section 2.3.2.7 above.

§ 2.4 Professional Services
Section 3.12.10 of A201–2007 shall apply to both the Preconstruction and Construction Phases.

§ 2.5 Hazardous Materials
Section 10.3 of A201–2007 shall apply to both the Preconstruction and Construction Phases.

ARTICLE 3   OWNER’S RESPONSIBILITIES
§ 3.1 Information and Services Required of the Owner
§ 3.1.1 The Owner shall provide information with reasonable promptness, regarding requirements for and limitations on the Project, including a written program which shall set forth the Owner’s objectives, constraints, and criteria, including schedule, space requirements and relationships, flexibility and expandability, special equipment, systems sustainability and site requirements.

§ 3.1.2 Prior to the execution of the Guaranteed Maximum Price Amendment, the Construction Manager may request in writing that the Owner provide reasonable evidence that the Owner has made financial arrangements to fulfill the Owner’s obligations under the Contract. Thereafter, the Construction Manager may only request such evidence if (1) the Owner fails to make payments to the Construction Manager as the Contract Documents require, (2) a change in the Work materially changes the Contract Sum, or (3) the Construction Manager identifies in writing a reasonable concern regarding the Owner’s ability to make payment when due. The Owner shall furnish such evidence as a condition precedent to commencement or continuation of the Work or the portion of the Work affected by a material change. After the Owner furnishes the evidence, the Owner shall not materially vary such financial arrangements without prior notice to the Construction Manager and Architect.

§ 3.1.3 The Owner shall establish and periodically update the Owner’s budget for the Project, including (1) the budget for the Cost of the Work as defined in Section 6.1.1, (2) the Owner’s other costs, and (3) reasonable contingencies related to all of these costs. If the Owner significantly increases or decreases the Owner’s budget for the Cost of the Work, the Owner shall notify the Construction Manager and Architect. The Owner and the Architect, in consultation with the Construction Manager, shall thereafter agree to a corresponding change in the Project’s scope and quality.

§ 3.1.4 Structural and Environmental Tests, Surveys and Reports. During the Preconstruction Phase, the Owner shall furnish the following information or services with reasonable promptness. The Owner shall also furnish any other information or services under the Owner’s control and relevant to the Construction Manager’s performance of the Work with reasonable promptness after receiving the Construction Manager’s written request for such information or services. The Construction Manager shall be entitled to rely on the accuracy of information and services furnished by the Owner but shall exercise proper precautions relating to the safe performance of the Work.

§ 3.1.4.1 The Owner shall furnish tests, inspections and reports required by law and as otherwise agreed to by the parties, such as structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials.

§ 3.1.4.2 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; designated wetlands; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark.

§ 3.1.4.3 The Owner, when such services are requested, shall furnish services of geotechnical engineers, which may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, seismic evaluation, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with written reports and appropriate recommendations.

§ 3.1.4.4 During the Construction Phase, the Owner shall furnish information or services required of the Owner by the Contract Documents with reasonable promptness. The Owner shall also furnish any other information or services under the Owner’s control and relevant to the Construction Manager’s performance of the Work with reasonable promptness after receiving the Construction Manager’s written request for such information or services.

§ 3.2 Owner’s Designated Representative
The Owner shall identify a representative authorized to act on behalf of the Owner with respect to the Project. The Owner’s representative shall render decisions promptly and furnish information expeditiously, so as to avoid unreasonable delay in the services or Work of the Construction Manager. Except as otherwise provided in Section 4.2.1 of A201–2007, the Architect does not have such authority. The term “Owner” means the Owner or the Owner’s authorized representative.

§ 3.2.1 Legal Requirements. The Owner shall furnish all legal, insurance and accounting services, including auditing services, that may be reasonably necessary at any time for the Project to meet the Owner’s needs and interests.

§ 3.3 Architect
The Owner shall retain an Architect to provide services, duties and responsibilities substantially similar to those described in AIA Document B103™–2007, Standard Form of Agreement Between Owner and Architect, including any additional services requested by the Construction Manager that are necessary for the Preconstruction and Construction Phase services under this Agreement. The Owner shall provide the Construction Manager a copy of the executed agreement between the Owner and the Architect, and any further modifications to the agreement.

ARTICLE 4   COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES
§ 4.1 Compensation
§ 4.1.1 For the Construction Manager’s Preconstruction Phase services, the Owner shall compensate the Construction Manager as follows:  Up to a maximum of $15,000.00

§ 4.1.2 For the Construction Manager’s Preconstruction Phase services described in Sections 2.1 and 2.2:
(Insert amount of, or basis for, compensation and include a list of reimbursable cost items, as applicable.)

Project Management and Estimating total time of 520 hours from July 1, 2011 – December 15, 2011.

Project Manager & Estimating Lump Sum:                                                                                     $15,000.00

§ 4.1.3 If the Preconstruction Phase services covered by this Agreement have not been completed within Twelve» (12) months of the date of this Agreement, through no fault of the Construction Manager, the Construction Manager’s compensation for Preconstruction Phase services shall be equitably adjusted.

§ 4.1.4 Compensation based on Direct Personnel Expense includes the direct salaries of the Construction Manager’s personnel providing Preconstruction Phase services on the Project and the Construction Manager’s costs for the mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, employee retirement plans and similar contributions.

§ 4.2 Payments
§ 4.2.1 Unless otherwise agreed, payments for services shall be made monthly in proportion to services performed.

§ 4.2.2 Payments are due and payable upon presentation of the Construction Manager’s invoice. Amounts unpaid Thirty-Five (35) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the principal place of business of the Construction Manager.
(Insert rate of monthly or annual interest agreed upon.)

Prime + 2» % (Prime plus two percent)

ARTICLE 5   COMPENSATION FOR CONSTRUCTION PHASE SERVICES
§ 5.1 For the Construction Manager’s performance of the Work as described in Section 2.3, the Owner shall pay the Construction Manager the Contract Sum in current funds for the Construction Manager’s performance of the Contract. The Contract Sum is the Cost of the Work as defined in Section 6.1.1 plus the Construction Manager’s Fee.

§ 5.1.1 The Construction Manager’s Fee:
(State a lump sum, percentage of Cost of the Work or other provision for determining the Construction Manager’s Fee.)

3.5%»

§ 5.1.2 The method of adjustment of the Construction Manager’s Fee for changes in the Work:

3.5%

§ 5.1.3 Limitations, if any, on a Subcontractor’s overhead and profit for changes in the work:

10% subcontractors overhead & profit on Lump Sum subcontractors; overhead & profit on documented cost subcontracts will be included based on the Subcontract Agreement approved by the Owner.

§ 5.1.4 Rental rates for Construction Manager-owned equipment shall not exceed One hundred percent ( 100.00%) of the standard rate paid at the place of the Project.

§ 5.1.5 Unit prices, if any:
(Identify and state the unit price; state the quantity limitations, if any, to which the unit price will be applicable.)

Item	Units and Limitations	Price per Unit ($0.00)

§ 5.2 Guaranteed Maximum Price
§ 5.2.1 The Construction Manager guarantees that the Contract Sum shall not exceed the Guaranteed Maximum Price set forth in the Guaranteed Maximum Price Amendment, as it is amended from time to time. To the extent the Cost of the Work exceeds the Guaranteed Maximum Price, the Construction Manager shall bear such costs in excess of the Guaranteed Maximum Price without reimbursement or additional compensation from the Owner
(Insert specific provisions if the Construction Manager is to participate in any savings.)

The GMP is not a line item GMP, rather a total Lump Sum GMP.  If the cost of the work is less than the Guaranteed Maximum Price, sixty percent of the savings shall be recovered by Owner and forty percent of the savings shall be recovered by the Construction Manager; provided, however, those line items identified as “Allowances” in the contract and related schedules shall be excluded from the percentage savings split between the Owner and Construction Manager as set forth above; provided, further, that the Contract shall be adjusted by Change Order to reconcile the final costs for such “Allowances” and Owner shall be entitled to 100% of the savings related to such adjustments.

§ 5.2.2 The Guaranteed Maximum Price is subject to additions and deductions by Change Order as provided in the Contract Documents and the Date of Substantial Completion shall be subject to adjustment as provided in the Contract Documents.

§ 5.3 Changes in the Work
§ 5.3.1 The Owner may, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions. The Owner shall issue such changes in writing. The Architect may make minor changes in the Work as provided in Section 7.4 of AIA Document A201–2007, General Conditions of the Contract for Construction. The Construction Manager is to consider a drawing revision issued by the Architect a “Construction Change Directive” as defined in the 201, Article 7.3.1.  Any drawing revision that the Contractor estimates may cost over $50,000.00 requires Owner approval before proceeding with the work.  The Construction Manager shall be entitled to an equitable adjustment in the Contract Time as a result of changes in the Work, provided the Construction Manager can provide proof by schedule analysis that the change affected the critical path of project completion.

§ 5.3.2 Adjustments to the Guaranteed Maximum Price on account of changes in the Work subsequent to the execution of the Guaranteed Maximum Price Amendment may be determined by any of the methods listed in Section 7.3.3 of AIA Document A201–2007, General Conditions of the Contract for Construction.

§ 5.3.3 In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Section 7.3.3.3 of AIA Document A201–2007 and the term “costs” as used in Section 7.3.7 of AIA Document A201–2007 shall have the meanings assigned to them in AIA Document A201–2007 and shall not be modified by Sections 5.1 and 5.2, Sections 6.1 through 6.7, and Section 6.8 of this Agreement. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

§ 5.3.4 In calculating adjustments to the Guaranteed Maximum Price, the terms “cost” and “costs” as used in the above-referenced provisions of AIA Document A201–2007 shall mean the Cost of the Work as defined in Sections 6.1 to 6.7 of this Agreement and the term “fee” shall mean the Construction Manager’s Fee as defined in Section 5.1 of this Agreement.

§ 5.3.5 If no specific provision is made in Section 5.1.2 for adjustment of the Construction Manager’s Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Section 5.1.2 will cause substantial inequity to the Owner or Construction Manager, the Construction Manager’s Fee shall be equitably adjusted on the same basis that was used to establish the Fee for the original Work, and the Guaranteed Maximum Price shall be adjusted accordingly.

ARTICLE 6   COST OF THE WORK FOR CONSTRUCTION PHASE
§ 6.1 Costs to Be Reimbursed
§ 6.1.1 The term Cost of the Work shall mean costs necessarily incurred by the Construction Manager in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in Sections 6.1 through 6.7.

§ 6.1.2 Where any cost is subject to the Owner’s prior approval, the Construction Manager shall obtain this approval prior to incurring the cost. The parties shall endeavor to identify any such costs prior to executing Guaranteed Maximum Price Amendment.

§ 6.2 Labor Costs
§ 6.2.1 Wages of construction workers directly employed by the Construction Manager to perform the construction of the Work at the site or, with the Owner’s prior approval, at off-site workshops, including fee of 7.5% for self-performed work.

§ 6.2.2 Wages or salaries of the Construction Manager’s project management, supervisory and administrative personnel, including travel and expenses, when traveling to, or stationed at the site at rates as per Section 11.5.
(If it is intended that the wages or salaries of certain personnel stationed at the Construction Manager’s principal or other offices shall be included in the Cost of the Work, identify in Section 11.5, the personnel to be included, whether for all or only part of their time, and the rates at which their time will be charged to the Work.)

§ 6.2.3 Wages and salaries of the Construction Manager’s supervisory or administrative personnel engaged at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

§ 6.2.4 Costs paid or incurred by the Construction Manager for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Sections 6.2.1 through 6.2.3.

§ 6.2.5 Bonuses, profit sharing, incentive compensation and any other discretionary payments paid to anyone hired by the Construction Manager or paid to any Subcontractor or vendor, with the Owner’s prior approval.

§ 6.3 Subcontract Costs
Payments made by the Construction Manager to Subcontractors in accordance with the requirements of the subcontracts.  Amounts properly billed by Subcontracts for work which has been approved by Construction Manager in accordance with subcontract.

§ 6.4 Costs of Materials and Equipment Incorporated in the Completed Construction
§ 6.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

§ 6.4.2 Costs of materials described in the preceding Section 6.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Construction Manager. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

§ 6.5 Costs of Other Materials and Equipment, Temporary Facilities and Related Items
§ 6.5.1 Costs of transportation, storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Construction Manager at the site and fully consumed in the performance of the Work. Costs of materials, supplies, temporary facilities, machinery, equipment and tools that are not fully consumed shall be based on the cost or value of the item at the time it is first used on the Project site less the value of the item when it is no longer used at the Project site. Costs for items not fully consumed by the Construction Manager shall mean fair market value.

§ 6.5.2 Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Construction Manager at the site and costs of transportation, installation, minor repairs, dismantling and removal. The total rental cost billed to the project for any Construction Manager-owned item may not exceed the purchase price of any comparable item. Rates of Construction Manager-owned equipment and quantities of equipment shall be subject to the Owner’s prior approval.

§ 6.5.3 Costs of removal of debris from the site of the Work and its proper and legal disposal.

§ 6.5.4 Costs of document reproductions, facsimile transmissions and long-distance telephone calls, cellular phones, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

§ 6.5.5 That portion of the reasonable expenses of the Construction Manager’s supervisory or administrative personnel incurred while traveling in discharge of duties connected with the Work.

§ 6.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, subject to the Owner’s prior approval.

§ 6.6 Miscellaneous Costs
§ 6.6.1 Premiums for that portion of insurance and bonds required by the Contract Documents that can be directly attributed to this Contract. Self-insurance for either full or partial amounts of the coverages required by the Contract Documents, with the Owner’s prior approval.

§ 6.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work and for which the Construction Manager is liable.

§ 6.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Construction Manager is required by the Contract Documents to pay.

§ 6.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Section 13.5.3 of AIA Document A201–2007 or by other provisions of the Contract Documents, and which do not fall within the scope of Section 6.7.3.

§ 6.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Construction Manager resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Construction Manager’s Fee or subject to the Guaranteed Maximum Price. If such royalties, fees and costs are excluded by the last sentence of Section 3.17 of AIA Document A201–2007 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.

§ 6.6.6 Costs for electronic equipment and software, directly related to the Work with the Owner’s prior approval.

§ 6.6.7 Deposits lost for causes other than the Construction Manager’s negligence or failure to fulfill a specific responsibility in the Contract Documents.

§ 6.6.8 Legal, mediation and arbitration costs, including attorneys’ fees, other than those arising from disputes between the Owner and Construction Manager, reasonably incurred by the Construction Manager after the execution of this Agreement in the performance of the Work and with the Owner’s prior approval, which shall not be unreasonably withheld.

§ 6.6.9 Subject to the Owner’s prior approval, expenses incurred in accordance with the Construction Manager’s standard written personnel policy for relocation and temporary living allowances of the Construction Manager’s personnel required for the Work.

6.6.10 Cost of necessary safety equipment, supplies, drug testing, and associated safety procedures.

6.6.11 Off site storage warehousing and fabricating, if necessary.

6.6.12 Meals, travel, and lodging while conducting business for the Project.

§ 6.7 Other Costs and Emergencies
§ 6.7.1 Any cost not specifically excluded by Article 6.8, which Construction Manager incurs in the performance of the Work or furtherance of the Project

§ 6.7.2 Costs incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section 10.4 of AIA Document A201–2007.

§ 6.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Construction Manager, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Construction Manager and only to the extent that the cost of repair or correction is not recovered by the Construction Manager from insurance, sureties, Subcontractors, suppliers, or others.

§ 6.7.4 The costs described in Sections 6.1 through 6.7 shall be included in the Cost of the Work, notwithstanding any provision of AIA Document A201–2007 or other Conditions of the Contract which may require the Construction Manager to pay such costs, unless such costs are excluded by the provisions of Section 6.8.

§ 6.8 Costs Not To Be Reimbursed
§ 6.8.1 The Cost of the Work shall not include the items listed below:
.1
Salaries and other compensation of the Construction Manager’s personnel stationed at the Construction Manager’s principal office or offices other than the site office, except as specifically provided in Section 6.2; see Article 11.5.

.2	Expenses of the Construction Manager’s principal office and offices other than the site office;
.3	Overhead and general expenses, except as may be expressly included in Sections 6.1 to 6.7;
.4	The Construction Manager’s capital expenses, including interest on the Construction Manager’s capital employed for the Work;
.5
Except as provided in Section 6.7.3 of this Agreement, costs due to the negligence or failure of the Construction Manager, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable to fulfill a specific responsibility of the Contract;

.6	Any cost not specifically and expressly described in Sections 6.1 to 6.7;
.7	Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded; and
.8	Costs for services incurred during the Preconstruction Phase not listed in 4.1.2.

§ 6.9 Discounts, Rebates and Refunds
§ 6.9.1 Cash discounts obtained on payments made by the Construction Manager shall accrue to the Owner if (1) before making the payment, the Construction Manager included them in an Application for Payment and received payment from the Owner, or (2) the Owner has deposited funds with the Construction Manager with which to make payments; otherwise, cash discounts shall accrue to the Construction Manager. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Construction Manager shall make provisions so that they can be obtained.

§ 6.9.2 Amounts that accrue to the Owner in accordance with the provisions of Section 6.9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

§ 6.10 Related Party Transactions
§ 6.10.1 For purposes of Section 6.10, the term “related party” shall mean a parent, subsidiary, affiliate or other entity having common ownership or management with the Construction Manager; any entity in which any stockholder in, or management employee of, the Construction Manager owns any interest in excess of five percent in the aggregate; or any person or entity which has the right to control the business or affairs of the Construction Manager. The term “related party” includes any member of the immediate family of any person identified above.

§ 6.10.2 If any of the costs to be reimbursed arise from a transaction between the Construction Manager and a related party, the Construction Manager shall notify the Owner of the specific nature of the contemplated transaction, including the identity of the related party and the anticipated cost to be incurred, before any such transaction is consummated or cost incurred. If the Owner, after such notification, authorizes the proposed transaction, then the cost incurred shall be included as a cost to be reimbursed, and the Construction Manager shall procure the Work, equipment, goods or service from the related party, as a Subcontractor, according to the terms of Sections 2.3.2.1, 2.3.2.2 and 2.3.2.3. If the Owner fails to authorize the transaction, the Construction Manager shall procure the Work, equipment, goods or service from some person or entity other than a related party according to the terms of Sections 2.3.2.1, 2.3.2.2 and 2.3.2.3.

§ 6.11 Accounting Records
The Construction Manager shall keep full and detailed records and accounts related to the cost of the Work and exercise such controls as may be necessary for proper financial management under this Contract and to substantiate all costs incurred. The accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s auditors shall, during regular business hours and upon reasonable notice, be afforded access to, and shall be permitted to audit and copy, the Construction Manager’s records and accounts, including complete documentation supporting accounting entries, books, correspondence, instructions, drawings, receipts, subcontracts, Subcontractor’s proposals, purchase orders, vouchers, memoranda and other data relating to this Contract. The Construction Manager shall preserve these records for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 7   PAYMENTS FOR CONSTRUCTION PHASE SERVICES
§ 7.1 Progress Payments
§ 7.1.1 Based upon Applications for Payment submitted to the Architect by the Construction Manager and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Construction Manager as provided below and elsewhere in the Contract Documents.

§ 7.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

«  »

§ 7.1.3 Provided that an Application for Payment is received by the Architect not later than the 25th day of a month, the Owner shall make payment of the certified amount to the Construction Manager not later than the end of the following month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than Thirty» (30) days after the Architect receives the Application for Payment.
(Federal, state or local laws may require payment within a certain period of time.)

§ 7.1.4 The Construction Manager shall submit payrolls, material invoices, subcontractor invoices, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Construction Manager on account of the Cost of the Work equal or exceed (1) progress payments already received by the Construction Manager; (2) less that portion of those payments attributable to the Construction Manager’s Fee: plus (3) payrolls for the period covered by the present Application for Payment.  In furtherance of the foregoing, the Construction Manager shall submit a log tracking all contingency draws, and supporting documentation for such draws, on the timeline set forth in the following sentence.  The Construction Manager shall provide all backup information with the submission of pay requests.  When approved by the Owner, Construction Manager will be allowed up to 5 additional business days to provide all the backup information.  In addition, all invoices must include tax or taxes paid.  A Conditional Lien Waiver must be included with each Application for Payment.

§ 7.1.5 Each Application for Payment shall be based on the most recent schedule of values submitted by the Construction Manager in accordance with the Contract Documents. For purposes of clarification, the Preliminary GMP Schedule of Values will be revised and replaced with the Schedule of Values attached to the Final Guaranteed Maximum Price proposal. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Construction Manager’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Construction Manager’s Applications for Payment.  The Contingency Draw Tracking Log shall be submitted with each monthly pay application.
The preliminary GMP Schedule of Values will be revised to the final GMP Schedule of Values upon establishment of the final GMP.

§ 7.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed, or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Construction Manager on account of that portion of the Work for which the Construction Manager has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

§ 7.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:
.1
Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section 7.3.9 of AIA Document A201–2007;

.2
Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing;

.3
Add the Construction Manager’s Fee, less retainage of Ten percent ( 10.00%).  Retainage will be reduced to five percent when fifty percent of the work is complete. The Construction Manager’s Fee shall be computed upon the Cost of the Work at the rate stated in Section 5.1 or, if the Construction Manager’s Fee is stated as a fixed sum in that Section, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work bears to a reasonable estimate of the probable Cost of the Work upon its completion;

.4
Subtract retainage of Ten percent ( 10.00%) from that portion of the Work that the Construction Manager self-performs, retainage will be reduced to five percent when fifty percent of the work is complete;

.5	Subtract the aggregate of previous payments made by the Owner;
.6
Subtract the shortfall, if any, indicated by the Construction Manager in the documentation required by Section 7.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s auditors in such documentation; and

.7	Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Section 9.5 of AIA Document A201–2007.

§ 7.1.8 The Owner and Construction Manager shall agree upon (1) a mutually acceptable procedure for review and approval of payments to Subcontractors and (2) the percentage of retainage held on Subcontracts, and the Construction Manager shall execute subcontracts in accordance with those agreements.

§ 7.1.9 Except with the Owner’s prior approval, the Construction Manager shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

§ 7.1.10 In taking action on the Construction Manager’s Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Construction Manager and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Section 7.1.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections; or that the Architect has made examinations to ascertain how or for what purposes the Construction Manager has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s auditors acting in the sole interest of the Owner.

§ 7.2 Final Payment
§ 7.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Construction Manager when
.1
the Construction Manager has fully performed the Contract except for the Construction Manager’s responsibility to correct Work as provided in Section 12.2.2 of AIA Document A201–2007, and to satisfy other requirements, if any, which extend beyond final payment;

.2	the Construction Manager has submitted a final accounting for the Cost of the Work and a final Application for Payment; and
.3	a final Certificate for Payment has been issued by the Architect.
.4       the Construction Manager provides an itemized list of all mechanical/electrical equipment including Food and                   Beverage equipment with individual values, to the Owner.

The Owner’s final payment to the Construction Manager shall be made no later than 30 days after the issuance of the Architect’s final Certificate for Payment, or as follows:

§ 7.2.2 The Owner’s auditors will review and report in writing on the Construction Manager’s final accounting within 30 days after delivery of the final accounting to the Architect by the Construction Manager. Based upon such Cost of the Work as the Owner’s auditors report to be substantiated by the Construction Manager’s final accounting, and provided the other conditions of Section 7.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s auditors, either issue to the Owner a final Certificate for Payment with a copy to the Construction Manager, or notify the Construction Manager and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Section 9.5.1 of the AIA Document A201–2007. The time periods stated in this Section supersede those stated in Section 9.4.1 of the AIA Document A201–2007. The Architect is not responsible for verifying the accuracy of the Construction Manager’s final accounting.

§ 7.2.3 If the Owner’s auditors report the Cost of the Work as substantiated by the Construction Manager’s final accounting to be less than claimed by the Construction Manager, the Construction Manager shall be entitled to request mediation of the disputed amount without seeking an initial decision pursuant to Section 15.2 of A201–2007. A request for mediation shall be made by the Construction Manager within 30 days after the Construction Manager’s receipt of a copy of the Architect’s final Certificate for Payment. Failure to request mediation within this 30-day period shall result in the substantiated amount reported by the Owner’s auditors becoming binding on the Construction Manager. Pending a final resolution of the disputed amount, the Owner shall pay the Construction Manager the amount certified in the Architect’s final Certificate for Payment.

§ 7.2.4 If, subsequent to final payment and at the Owner’s request, the Construction Manager incurs costs described in Section 6.1.1 and not excluded by Section 6.8 to correct defective or nonconforming Work, the Owner shall reimburse the Construction Manager such costs and the Construction Manager’s Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Construction Manager has participated in savings as provided in Section 5.2.1, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Construction Manager.

ARTICLE 8   INSURANCE AND BONDS
For all phases of the Project, the Construction Manager and the Owner shall purchase and maintain insurance, and the Construction Manager shall provide bonds as set forth in Article 11 of AIA Document A201–2007.
(State bonding requirements, if any, and limits of liability for insurance required in Article 11 of AIA Document
A201–2007.)

Type of Insurance or Bond	Limit of Liability or Bond Amount ($0.00)
Payment & Performance	100% of Contract Amount
Insurance Certificate per Exhibit E dated 3/23/11

ARTICLE 9   DISPUTE RESOLUTION
§ 9.1 Any Claim between the Owner and Construction Manager shall be resolved in accordance with the provisions set forth in this Article 9 and Article 15 of A201–2007. However, for Claims arising from or relating to the Construction Manager’s Preconstruction Phase services, no decision by the Initial Decision Maker shall be required as a condition precedent to mediation or binding dispute resolution, and Section 9.3 of this Agreement shall not apply.

§ 9.2 For any Claim subject to, but not resolved by mediation pursuant to Section 15.3 of AIA Document A201–2007, the method of binding dispute resolution shall be as follows:

(Check the appropriate box. If the Owner and Construction Manager do not select a method of binding dispute resolution below, or do not subsequently agree in writing to a binding dispute resolution method other than litigation, Claims will be resolved by litigation in a court of competent jurisdiction.)

[ X ]	Arbitration pursuant to Section 15.4 of AIA Document A201–2007

[ ]	Litigation in a court of competent jurisdiction

[ ]	Other: (Specify)

§ 9.3 Initial Decision Maker
The Architect will serve as the Initial Decision Maker pursuant to Section 15.2 of AIA Document A201–2007 for Claims arising from or relating to the Construction Manager’s Construction Phase services, unless the parties appoint below another individual, not a party to the Agreement, to serve as the Initial Decision Maker.
(If the parties mutually agree, insert the name, address and other contact information of the Initial Decision Maker, if other than the Architect.)

Mike Spainhour
Peninsula Gaming
5055 W. Patrick Lane, Suite 104
Las Vegas, NV  89118»
«  »
«  »

ARTICLE 10   TERMINATION OR SUSPENSION
§ 10.1 Termination Prior to Establishment of the Guaranteed Maximum Price
§ 10.1.1 Prior to the execution of the Guaranteed Maximum Price Amendment, the Owner may terminate this Agreement upon not less than seven days’ written notice to the Construction Manager for the Owner’s convenience and without cause, and the Construction Manager may terminate this Agreement, upon not less than seven days’ written notice to the Owner, for the reasons set forth in Section 14.1.1 of A201–2007.

§ 10.1.2 In the event of termination of this Agreement pursuant to Section 10.1.1, the Construction Manager shall be equitably compensated for Preconstruction Phase services performed prior to receipt of a notice of termination. In no event shall the Construction Manager’s compensation under this Section exceed the compensation set forth in Section 4.1.

§ 10.1.3 If the Owner terminates the Contract pursuant to Section 10.1.1 after the commencement of the Construction Phase but prior to the execution of the Guaranteed Maximum Price Amendment, the Owner shall pay to the Construction Manager an amount calculated as follows, which amount shall be in addition to any compensation paid to the Construction Manager under Section 10.1.2:
.1	Take the Cost of the Work incurred by the Construction Manager to the date of termination;
.2
Add the Construction Manager’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 5.1 or, if the Construction Manager’s Fee is stated as a fixed sum in that Section, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and

.3	Subtract the aggregate of previous payments made by the Owner for Construction Phase services.

The Owner shall also pay the Construction Manager fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Construction Manager which the Owner elects to retain and which is not otherwise included in the Cost of the Work under Section 10.1.3.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Construction Manager shall, as a condition of receiving the payments referred to in this Article 10, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Construction Manager, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Construction Manager under such subcontracts or purchase orders. All Subcontracts, purchase orders and rental agreements entered into by the Construction Manager will contain provisions allowing for assignment to the Owner as described above.

If the Owner accepts assignment of subcontracts, purchase orders or rental agreements as described above, the Owner will reimburse or indemnify the Construction Manager for all costs arising under the subcontract, purchase order or rental agreement, if those costs would have been reimbursable as Cost of the Work if the contract had not been terminated. If the Owner chooses not to accept assignment of any subcontract, purchase order or rental agreement that would have constituted a Cost of the Work had this agreement not been terminated, the Construction Manager will terminate the subcontract, purchase order or rental agreement and the Owner will pay the Construction Manager the costs necessarily incurred by the Construction Manager because of such termination.

§ 10.2 Termination Subsequent to Establishing Guaranteed Maximum Price
Following execution of the Guaranteed Maximum Price Amendment and subject to the provisions of Section 10.2.1 and 10.2.2 below, the Contract may be terminated as provided in Article 14 of AIA Document A201–2007.

§ 10.2.1 If the Owner terminates the Contract after execution of the Guaranteed Price Amendment, the amount payable to the Construction Manager pursuant to Sections 14.2 and 14.4 of A201–2007 shall not exceed the amount the Construction Manager would otherwise have received pursuant to Sections 10.1.2 and 10.1.3 of this Agreement.

§ 10.2.2 If the Construction Manager terminates the Contract after execution of the Guaranteed Maximum Price Amendment, the amount payable to the Construction Manager under Section 14.1.3 of A201–2007 shall not exceed the amount the Construction Manager would otherwise have received under Sections 10.1.2 and 10.1.3 above, except that the Construction Manager’s Fee shall be calculated as if the Work had been fully completed by the Construction Manager, utilizing as necessary a reasonable estimate of the Cost of the Work for Work not actually completed.

§ 10.3 Suspension
The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201–2007. In such case, the Guaranteed Maximum Price and Contract Time shall be increased as provided in Section 14.3.2 of AIA Document A201–2007, except that the term “profit” shall be understood to mean the Construction Manager’s Fee as described in Sections 5.1 and 5.3.5 of this Agreement.

ARTICLE 11   MISCELLANEOUS PROVISIONS
§ 11.1 Terms in this Agreement shall have the same meaning as those in A201–2007.

§ 11.2 Ownership and Use of Documents
Section 1.5 of A201–2007 shall apply to both the Preconstruction and Construction Phases.

§ 11.3 Governing Law
Section 13.1 of A201–2007 shall apply to both the Preconstruction and Construction Phases.

§ 11.4 Assignment
The Owner and Construction Manager, respectively, bind themselves, their agents, successors, assigns and legal representatives to this Agreement. Neither the Owner nor the Construction Manager shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement to a lender providing financing for the Project if the lender agrees to assume the Owner’s rights and obligations under this Agreement. Except as provided in Section 13.2.2 of A201–2007, neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

11.5 Other Provisions:
Personnel to be charged to the job as reimbursable costs for time spent directly on this project when traveling to or stationed at the site are as follows:

1.  Project Manager:                                                      $90.00/Hour
2.  Assistant Project Manager:                                    $60.00/Hour
3.  Mechanical/Electrical Coordinator:                   $75.00/Hour
4.  Estimator:                                                          $75.00/Hour
5.  Assistant Estimator:                                                 $60.00/Hour

ARTICLE 12   SCOPE OF THE AGREEMENT
§ 12.1 This Agreement represents the entire and integrated agreement between the Owner and the Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Construction Manager.

§ 12.2 The following documents will comprise the Agreement when executed:
.1	AIA Document A133–2009, Standard Form of Agreement Between Owner and Construction Manager as Constructor where the basis of payment is the Cost of the Work Plus a Fee with a Guaranteed Maximum Price
.2	Executed Developer’s Agreement between Kansas Star Casino, LLC and the City of Mulvane, Kansas dated March 7, 2011
.3	Lottery Gaming Facility Management Contract between Peninsula Gaming Partners, LLC and the Kansas Lottery Commission dated October 19, 2010;
.4	AIA 201 General Conditions Clarifications – “Comparison of Key Contract Issues”;

.5	Other documents:
(List other documents, if any, forming part of the Agreement.)

Preliminary drawings, email, documents, sketches, instructions, and miscellaneous communications received from Peninsula Gaming.  YWS Architecture, Schwerdt Design Group, Transystems, Poe and Associates, MKEC Engineering, Barker Drottar Associates, JBA Consulting Engineers, and Populous prior to July 1, 2011.

This Agreement is entered into as of the day and year first written above.

s/Michael Luzich	s/Timothy J. Conlon
OWNER (Signature)	CONSTRUCTION MANAGER (Signature)
«Michael Luzich, President	Timothy J. Conlon, Vice President/Secretary»
(Printed name and title)	(Printed name and title)

.